THE ALLIANCEBERNSTEIN PORTFOLIOS
			Exhibit 77-I
- AllianceBernstein Balanced Wealth Strategy
- AllianceBernstein Wealth Appreciation Strategy
- AllianceBernstein Conservative Wealth Strategy
- AllianceBernstein Tax-Managed Balanced Wealth
Strategy
- AllianceBernstein Tax-Managed Wealth Appreciation
Strategy
- AllianceBernstein Tax-Managed Conservative Wealth
Strategy
811-05088

Item 77-I Terms of new or amended securities

Effective August 9, 2013, the Fund issued one new class of shares, Class Z shares. Class Z represents an interest in the same portfolio of investments of the Strategy, has the same rights and is nearly identical in all respects to each other Class, except that (i) Class Z shares do not bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable), (ii) Class Z shares do not bear Rule 12b-1 fees, and (iii) Class Z shares bear lower transfer agency fees.





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